Exhibit 10.1

CONSENT OF MAJORITY PARTICIPANTS

This Consent of Majority Participants (this “Consent”), dated as of September 30, 2008, is being given by each of the participants identified on the signature pages hereto (each a “Participant”) pursuant to the several purchase agreements, each dated as of March 31, 2008 (collectively, the “Purchase Agreement”), by and between Thornburg Mortgage Inc. (the “Company”) and each of the investors designated on the signature pages thereto as a “Subscriber”. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Purchase Agreement.

WHEREAS, the terms of the Purchase Agreement, as amended, provide that the Company shall use its best efforts to commence and complete self-tenders for at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock (the “Tender Offer”), at a price of $5 in cash per $25 of liquidation preference plus shares of Common Stock representing an aggregate of 5% of the Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements;

WHEREAS, on September 29, 2008, a one-for-ten reverse stock split (the “Reverse Stock Split”) with respect to the Common Stock became effective;

WHEREAS, Section 6.2 of the Purchase Agreement provides that the Tender Offer shall have been completed on the terms described therein or as otherwise consented to in writing by the Majority Participants (as defined in the Principal Participation Agreement, dated as of March 31, 2008 (the “Principal Participation Agreement”), among the Company and the participants thereof);

WHEREAS, the completion of the Tender Offer, as amended by this Consent of Majority Participants, shall satisfy the Tender Offer Condition necessary to cause the occurrence of the Triggering Event; and

WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, the Company is hereby requesting the written consent of the Participants, which collectively represent the Majority Participants, to modify the terms of the Tender Offer.

NOW THEREFORE, the Participants do hereby consent to the modification of the terms of the Tender Offer as follows.

Section 1. Consent to Extend the Tender Offer Deadline. Pursuant to Section 6.2 of the Purchase Agreement, each Participant hereby consents to change the terms of the Tender Offer to permit the Tender Offer Condition to occur on or before December 31, 2008.

Section 2. Consent to Modify the Tender Offer Consideration. Pursuant to Section 6.2 of the Purchase Agreement, each Participant hereby consents to (i) eliminate the Tender Offer Cash Payment and (ii) permit the Company to complete the Tender Offer by exchanging three (3) shares of Common Stock, after giving effect to the Reverse Stock Split, for each share of the Company’s preferred stock.

It is understood and agreed that this Consent will not: (i) limit, impair, constitute a waiver of or otherwise affect any right, power or remedy of any party under the Purchase Agreement or the transactions and covenants contemplated thereunder; or (ii) constitute a waiver of any provision in the Purchase Agreement or any transactions and covenants contemplated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent of the Majority Participants is agreed and accepted as of the day and year first above written.

SUBSCRIBER:

Company Name:

By:

Name:

Title:

Participant’s Percentage (as defined in the Principal Participation Agreement)